Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Windtree Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457(c) and 457(h)	30,888	$1.44	$44,478.72	0.0001102	$4.91
Total Offering Amount					$44,478.72		4.91
Total Fee Offsets (4)							—
Net Fee Due							$4.91
(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of common stock, par value $0.001 (the “Common Stock”), of Windtree Therapeutics, Inc. (the “Registrant”) issuable under the Windtree Therapeutics, Inc. 2020 Equity Incentive Plan (the “Plan”) in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Represents 30,888 shares of Common Stock that were added to the shares authorized for issuance under the Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision in the Plan, on January 1 of each year, the Registrant’s board of directors may approve an increase to the number of shares authorized for issuance under the Plan of up to four percent (4%) of the issued and outstanding Common Stock of the Registrant.

(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on May 16, 2023.

(4)	The Registrant does not have any fee offsets.